EXHIBIT 23.1

            Consent of Independent Registered Public Accounting Firm

We consent to the use in the China Direct, Inc. and Subsidiaries registration statement on Form SB-2 of our report dated August 4, 2006 (November 14, 2006 as to the effects of the recapitalization discussed in Note 1 to the financial statements) on the consolidated financial statements of China Direct, Inc. as of December 31, 2005 and for the period January 18, 2005, (inception) through December 31, 2005 included herein and to the reference to our firm under the heading "Experts" in the prospectus.


/s/ SHERB & CO, LLP
Boca Raton, Florida
December 29, 2006